Exhibit 99.6

Arena Pharmaceuticals, Inc.,
2020 Long-Term Incentive Plan

Nonqualified Stock Option Grant Agreement
for Employees and Consultants

This Grant Agreement (this “Agreement”), effective as of ____________ (the “Grant Date”), is entered into by and between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”).

1.Grant of Options.  The Company hereby grants to the Participant a non-qualified stock option (the “Option”) to purchase ________ shares of common stock of the Company, par value $0.0001 per share (the “Shares”), at the exercise price of $_____ per Share (the “Exercise Price”). The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

2.Subject to the Plan.  This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc., 2020 Long-Term Incentive Plan (the “Plan”), and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.Term of Options.  Unless the Option terminates earlier pursuant to the provisions of this Agreement, the Option shall expire on the seventh anniversary of the Grant Date.

4.Vesting.  Except as otherwise provided in this Agreement, provided the Participant is then an Employee, a Consultant or a Director, the Option shall become vested and exercisable on the following dates:

Vest Date	Vested Options

5.Exercise of Option

(a)Manner of Exercise.  To the extent vested, the Option may be exercised, in whole or in part, by delivering written notice to the Company in accordance with paragraph (f) of Section 8 in such form as the Company may require from time to time, or through such other means as permitted by the Company. Such notice shall specify the number of Shares subject to the Option as to which the Option is being exercised, and shall be accompanied by full payment of the Exercise Price of such Shares in a manner permitted under the terms of Section 5.5 of the Plan, except that payment with previously acquired Shares may only be made with the consent of the Committee. The Option may be exercised only in multiples of whole Shares and no partial Shares shall be issued.

(b)Issuance of Shares.  Upon exercise of the Option and payment of the Exercise Price for the Shares as to which the Option is exercised, the Company shall issue to the Participant the applicable number of Shares in the form of fully paid and nonassessable Shares.

(c)Capitalization Adjustments.  The number of Shares subject to the Option and the exercise price per Share shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

(d)Withholding.  No Shares will be issued on exercise of the Option unless and until the Participant pays to the Company, or makes satisfactory arrangement with the Company for payment of, any federal, state or local taxes required by law to be withheld in respect of the exercise of the Option. The Participant hereby agrees that the Company or an Affiliate, as applicable, may withhold from the Participant’s wages or other remuneration the applicable taxes. At the discretion of the

Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on exercise of the Option, up to the Participant’s maximum statutory withholding rate or such other rate that will not trigger a negative accounting impact.

6.Termination of Option.

(a)Termination of Employment or Service Other Than Due to Disability, Death or Cause. Unless the Option has earlier terminated, the Option shall terminate in its entirety, regardless of whether the Option is vested, three (3) months after the date the Participant ceases to be in the continuous service of the Company or an Affiliate as any of an Employee, a Consultant or a Director for any reason other than the Participant’s Disability or death or termination by the Company (or an Affiliate) for Cause or, if earlier, at the end of the term of the Option pursuant to Section 3 or Section 7. Except as provided below in Section 6(b) or (c), any portion of the Option that is not vested at the time the Participant ceases to be in the continuous service of the Company or an Affiliate as any of an Employee, a Consultant or a Director shall immediately terminate.  The Company shall have the sole authority to determine when the Participant ceases to be in the continuous service of the Company or an Affiliate for purposes of the Option, in accordance with the terms of the Plan, and such determination shall be final, conclusive and binding.

(b)Effect of Employee Participant’s Disability.  In the event that Participant is an Employee who ceases to be in the continuous employment of the Company or an Affiliate by reason of the Participant’s Disability, unless the Option has earlier terminated, (i) to the extent the Option is not fully vested the Option shall become fully vested and exercisable and (ii) the Option may be exercised, in accordance with paragraph (a) of Section 5 provided such exercise occurs: (x) within twelve (12) months after the date of termination of employment due to Disability, or (y) before the end of the term of the Option pursuant to Section 3 or Section 7, whichever of (x) or (y) is earlier. For purposes of this Agreement, “Disability” shall mean the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.  For the avoidance of doubt, the provisions of this Section 6(b) shall not apply to any Participant who is not an Employee on the date of Disability.

(c)Effect of Employee Participant’s Death.  In the event that Participant is an Employee who ceases to be in the continuous employment of the Company or an Affiliate by reason of the Participant’s death, unless the Option has earlier terminated, to the extent the Option is not fully vested the Option shall become fully vested and exercisable.  The Participant’s executor or personal representative, the person to whom the Option shall have been transferred by will or the laws of descent and distribution, or such other permitted transferee, as the case may be, may exercise the Option in accordance with paragraph (a) of Section 5, provided such exercise occurs: (i) within twelve (12) months after the date of the Participant’s death, or (ii) before the end of the term of the Option pursuant to Section 3 or Section 7, whichever or (i) or (ii) is earlier.  For the avoidance of doubt, the provisions of this Section 6(c) shall not apply to any Participant who is not an Employee on the date of death.

(d)Termination for Cause.  Upon the termination of the Participant’s employment or service by the Company or an Affiliate for Cause, unless the Option has earlier terminated, the Option shall immediately terminate in its entirety and shall thereafter not be exercisable to any extent whatsoever. For purposes of this Agreement, except as otherwise provided in another agreement between the Participant and the Company or an Affiliate or a plan maintained by the Company or an Affiliate in which the Participant participates, “Cause” shall mean: a determination by the Committee that the Participant has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or has breached any written noncompetition or nonsolicitation agreement between the Participant and the Company (or an Affiliate) or has engaged in such other behavior detrimental to the interests of the Company (or an Affiliate) as the Committee determines in its sole discretion. Any determination of “cause” for purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company (or an Affiliate) or the Participant for any other purpose.

(e)Extension of Exercise Period.  Notwithstanding any provisions of paragraphs (a), (b) or (c) of this Section to the contrary, in the sole determination of the Committee, if exercise of the Option following termination of employment or service during the time period set forth in the applicable paragraph or sale during such period of the Shares acquired on exercise would violate (i) the registration requirements under the Securities Act, (ii) any of the provisions of the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), or (iii) a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the time period to exercise the Option shall be extended until the later of (a) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s employment by or services to the Company (or an Affiliate) during which the exercise of the Option or sale of the Shares acquired on exercise would not be in violation of any of such registration requirement, the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), or lock-up agreement, and (b) the end of the time period set forth in the applicable paragraph, but in either case, not beyond the term of the Option pursuant to Section 3 or Section 7.  Additionally, if (i) Participant is an Employee who is a non-exempt employee for purposes of the Fair Labor Standard Act of 1938, as amended, and  (ii) Participant’s employment or service with the Company or an Affiliate terminates within six (6) months after the Grant Date, and (iii) Participant would have vested in a portion of the Option at the time of Participant’s termination, the Option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Grant Date, and (B) the date that is three (3) months after the termination of Participant’s employment or service with the Company or an Affiliate, and (y) the term of the Option pursuant to Section 3 or Section 7.

7.Change in Control; Corporate Transaction.

(a)Effect of Change in Control on Option.  In the event of a Change in Control, the Surviving Corporation or the Parent Corporation, if applicable, may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control). In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), the Option shall (i) become fully vested and exercisable immediately prior to the Change in Control if the Participant is then an Employee, a Consultant or a Director, and (ii) terminate on the date of the Change in Control. In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, assumes, continues or substitutes for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), if within 24 months following the date of the Change in Control the Participant ceases to be in the continuous service of the Company or an Affiliate as either of an Employee or a Consultant by reason of (i) an involuntary termination without Cause, or (ii) a voluntary termination in connection with a Relocation Requirement, the Option shall become fully vested and exercisable, and may be exercised by the Participant at any time until the first anniversary of the date the Participant ceases to be in the continuous service of the Company or an Affiliate as either of an Employee or a Consultant or the end of the term of the Option pursuant to Section 3, whichever is earlier.

For purposes of this Agreement (i) if the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Option unless it takes explicit action to the contrary; (ii) “Relocation Requirement” shall mean a requirement by the Company, the Surviving Corporation or an affiliate thereof that the Participant be based anywhere more than fifty (50) miles from both the Participant’s primary office location immediately prior to the time of the Change in Control and the Participant’s principal residence at the time of the Change in Control; and (iii) “Change in Control” shall have the same meaning set forth in Section 11.3 of the Plan, except that it shall also include the occurrence of any other event that the Board determines by an approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, if on the date of the Change in Control the Fair Market Value of one Share is less than the Exercise Price, then the Option shall terminate as of the date of the Change in Control, except as otherwise determined by the Committee.

(b)Effect of Corporate Transaction on Option.  In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Option on substantially the same terms and conditions (which may include the right to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), then the Option shall (i) become fully vested and exercisable immediately prior to the Corporate Transaction if the Participant is then an Employee, a Consultant or a Director, and (ii) terminate on the date of the Corporate Transaction.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

8.Miscellaneous.

(a)No Rights of a Stockholder.  The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to this Option until such Shares have been issued upon the due exercise of the Option.

(b)Nontransferability of Option.  The Option shall be nontransferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant, the Option may be exercised only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, (i) upon receiving written permission from the Committee or its authorized designee, the Option may be transferred to a trust if the Participant is considered the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in trust or may be transferred pursuant to the terms of a domestic relations order or court approved marital settlement agreement, and (ii) the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the Participant’s death, shall thereafter be entitled to exercise the Option.

(c)Severability.  The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable (or, if applicable, to the extent necessary to comply with the change in the law or regulation), and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

(d)Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

(e)Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)Notices.  All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered at the time and on the date on which the same is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Attention:  Chief Financial Officer

With a copy to: General Counsel

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records. The Company or the Participant may by writing to the other party, designate a different address for notices. If the receiving party consents in advance, notice may be transmitted and received via facsimile or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

(g)Agreement Not a Contract.  This Agreement (and the grant of the Option) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an Employee, a Consultant or a Director, or of the Company or an Affiliate to continue Participant’s service as an Employee, a Consultant or a Director. Participant’s employment shall remain at-will, if applicable, and subject to termination by the Company or an Affiliate, as applicable, at any time, with or without cause or notice.

(h)Entire Agreement; Modification.  Except as provided in the next sentence, this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties. This Agreement and Plan may be modified or superseded by the specific provisions, if any, of a written agreement, plan or other arrangement (regardless of whether entered into or established before, concurrently or after the date of this Agreement) of the Company (or an Affiliate) that is applicable to the Participant, to the extent such an agreement, plan or other arrangement provides a greater benefit to the Participant and otherwise does not cause the payments hereunder to fail to comply with the provisions of Section 409A of the Code.

In Witness Whereof, the parties have executed this Agreement effective as of the Grant Date.

Arena Pharmaceuticals, Inc.

By:

Participant

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